May 1, 2017

Echo Global Logistics, Inc. Announces Common Stock and Convertible Note Repurchase Program

CHICAGO, IL -- (Marketwired) – 5/1/17 -- Echo Global Logistics, Inc. (NASDAQ: ECHO), a leading provider of technology-enabled transportation and supply chain management services (“Echo” or “the Company”), today announced that its Board of Directors has approved a repurchase program for up to an aggregate of $50 million of the Company’s outstanding common stock and 2.50% convertible senior notes due 2020 through April 30, 2019.

Under the program, purchases may be made from time to time in the open market or through privately negotiated transactions, block transactions, or other techniques, as determined by the Company’s management and in accordance with prevailing market conditions and the requirements of the Securities and Exchange Commission (SEC). The Company expects to fund all purchases from cash on hand, cash available under the Company’s revolving credit facility, and future cash flows from operations. The Company is not obligated to acquire a particular number of shares or principal amount of convertible notes, and the program may be discontinued at any time at the Company’s discretion.

“We see opportunities to create additional shareholder value through this repurchase program while continuing to invest in our growth,” said Doug Waggoner, Chairman of the Board of Directors and Chief Executive Officer at Echo. “Announcing another repurchase program today highlights our belief in the strength of our business.”

Forward-Looking Statements

This release contains forward-looking statements under the federal securities laws. We can give no assurance that any future results discussed in these statements will be achieved. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. These statements are subject to a variety of risks and uncertainties that could cause our actual results to differ materially from the statements contained in this release. For a discussion of important factors that could affect our actual results, please refer to our SEC filings, including the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2016 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 that we filed with the SEC. The forward-looking statements speak only as of the date of this release, and Echo is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

About Echo Global Logistics

Echo Global Logistics, Inc. (NASDAQ: ECHO) is a leading provider of technology-enabled transportation and supply chain management services. Headquartered in Chicago with more than 30 offices around the country, Echo offers freight brokerage and Managed Transportation solutions for all major modes, including truckload, partial truckload, LTL, intermodal, and expedited. Echo maintains a proprietary, web-based technology platform that compiles and analyzes data from its network of over 40,000 transportation providers to serve clients across a wide range of industries and simplify the critical tasks involved in transportation management. For more information on Echo Global Logistics, visit: www.echo.com.

ECHO: Corporate

INVESTOR RELATIONS CONTACTS:

Kyle Sauers
Chief Financial Officer
Echo Global Logistics
312-784-7695

Zach Jecklin
VP of Finance
Echo Global Logistics
312-784-2046

MEDIA CONTACT:

Christopher Clemmensen
SVP of Marketing
Echo Global Logistics
312-784-2132